EXHIBIT 99
Release:             On receipt, Sept 10, 2018
Media Contact:        Jane Slusark, 515-490-4813, slusark.jane@principal.com
Investor Contact:        John Egan, 515-235-9500, egan.john@principal.com

Principal Announces New Leaders in Global Asset Management

(Des Moines, Iowa) - Principal Financial Group® announced top leadership appointments today to its $667 billion1 global asset management platform.

Tim Dunbar, executive vice president and chief investment officer, is promoted to president of the Global Asset Management business, which encompasses all of Principal’s asset management capabilities including Principal Global Investors, Principal International investment operations2, the General Account, and RobustWealth, a recent digital investment advice acquisition. Pat Halter, chief operating officer for Principal Global Investors, is promoted to chief executive officer of the multi-boutique investment management firm, which manages $430 billion in assets1 in more than 80 countries.

“Tim brings the right mix of investment expertise and leadership capabilities to his new role - having led talent, strategy and operations across the enterprise,” said Dan Houston, chairman, president and chief executive officer of Principal. “Pat’s operational skills, coupled with a deep understanding of the investment industry in a changing global environment, will be an important complement to Tim’s expertise to help accelerate our growth. I’m confident in this team’s combined track record and diversity of global experience to continue to deliver for our clients and take our business forward.”

These changes are part of the succession for current Principal Global Investors CEO Jim McCaughan, who is stepping down effective Sept. 10 and will depart the firm Sept 30, as Principal shifts to the new leadership structure.

“Jim has been instrumental in steering Principal’s asset management strategy, building out our multi-boutique approach across a range of asset classes, and extending our reach to investment clients around the world,” said Houston. “We are grateful for his contributions and wish him the best.”
This new leadership structure reflects the organization’s goals to further integrate its asset management capabilities across the enterprise, expand investment solutions, and provide the broadest accessibility to clients around the world.
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1 As of June 30, 2018
2 As permitted and in accordance with regulatory guidelines in the markets in which we operate.

“This is the right time to reimagine how we structure our global asset management business to recognize the enormous growth occurring in developed and emerging markets, alike, and the opportunities for us to expand our client base and evolve how we serve them,” said Houston.

In Dunbar’s new role, he will be responsible for strategy across the Global Asset Management businesses, with a focus on broadening asset management offerings around the world, and expanding Principal’s client base across markets, customer segments and distribution channels. He will report to Houston. Dunbar’s career at Principal has spanned more than 30 years, having led strategy, mergers and acquisitions, pension operations in global markets, and investment management teams.

Halter has been guiding the strategic direction and operations of Principal Global Investors for the past two years, as part of a planned leadership transition, and has served as chief executive officer of Principal Real Estate Investors since 2003. He has been with Principal for more than 30 years. Halter will report to Dunbar and join him in serving on Principal’s Executive Management Committee.

As Dunbar assumes new responsibilities, Chief Risk Officer Julia Lawler is promoted to executive vice president, assuming responsibility for global security, business continuity, corporate real estate and aviation. These responsibilities are in addition to her management of enterprise risk and internal audit.
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About Tim Dunbar
Dunbar has served as chief investment officer for Principal since 2013. He has held leadership positions in commercial real estate, equities, mergers and acquisitions, strategy, finance and human resources; he also oversaw pension and investment operations in Mexico. Today, he serves on several of Principal’s investment committees, as well as U.S. and international joint ventures’ and wholly-owned entities’ governance boards. Dunbar started with Principal in 1986 in the investment division. He earned his bachelor's degree from Iowa State University.

About Pat Halter
In 2016, Halter was named chief operating officer of Principal Global Investors, responsible for oversight of primary functions within the firm, including finance, operations, global firm relations, human resources and technology, as well as many of the investment boutiques. Today, he serves on the boards of the firm’s 15 investment boutiques, the Principal Mutual Fund Board, and has board responsibilities with various international ventures. Additionally, he has led the real estate investment boutique since 2003, with responsibility for overall strategy, business development and boutique management. Halter joined Principal in 1984 in commercial real estate and held various leadership positions within the real estate investment business. Halter earned his bachelor’s degree in finance and marketing, and an MBA in finance from the University of Wisconsin.

About Julia Lawler
Lawler has served as chief risk officer since January 2018. She previously acted as senior executive director of Principal Portfolio Strategies, the asset allocation boutique within Principal Global Investors. Lawler joined the company in 1984 in the commercial real estate business and has held leadership positions throughout Principal including chief investment officer and head of capital markets. Lawler earned her bachelor’s degree from the University of Iowa.

About Principal®
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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